EXHIBIT 2

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
7/10/2012	Purchase	$ 19.5000	620
7/12/2012	Purchase	$ 19.5000	100
7/23/20121	Purchase	$ 19.4755	5107
7/24/20122	Purchase	$ 19.4903	15001
7/26/20123	Purchase	$ 19.4989	5177
8/1/2012	Purchase	$ 19.5000	200
8/7/20124	Purchase	$ 19.3864	34528
8/8/20125	Purchase	$ 18.6319	11891
8/9/20126	Purchase	$ 18.7796	13882
8/10/20127	Purchase	$ 19.2749	2843
8/13/20128	Purchase	$ 19.1795	7126
8/14/20129	Purchase	$ 19.4044	7663
8/15/201210	Purchase	$ 19.4871	27593

1 This transaction was executed in multiple trades at prices ranging from $19.45 – 19.50.
2 This transaction was executed in multiple trades at prices ranging from $19.39 – 19.50.
3 This transaction was executed in multiple trades at prices ranging from $19.47 – 19.50.
4 This transaction was executed in multiple trades at prices ranging from $19.15 – 19.50.
5 This transaction was executed in multiple trades at prices ranging from $18.50 – 18.75.
6 This transaction was executed in multiple trades at prices ranging from $18.60 – 18.83.
7 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
8 This transaction was executed in multiple trades at prices ranging from $18.95 – 19.50.
9 This transaction was executed in multiple trades at prices ranging from $18.95 – 19.50.
10 This transaction was executed in multiple trades at prices ranging from $19.25 – 19.50.